Exhibit 99.1

Contacts:

Andrew Graham

Director of Finance

Trimeris, Inc.

(919) 419-6050

TRIMERIS REPORTS FINANCIAL RESULTS FOR THE FIRST QUARTER 2007

            Quarterly U.S. GAAP earnings of $0.37 per share aided by accelerated milestone revenue; Non-GAAP quarterly earnings of $0.15 per share
            Quarterly revenue of $17.4 million, up 135% over prior year
            Cash and investments increase to $54.7 million up from $48.6 million at December 31, 2006
            Trimeris to continue development of TRI-1144

MORRISVILLE, N.C. - May 9, 2007 - Trimeris, Inc. (Nasdaq: TRMS) today announced financial results for the three months ended March 31, 2007, reporting total revenues of $17.4 million, an increase of 135 percent, compared to the same period last year. This increase was primarily influenced by the acceleration of milestone revenue and by strong global sales of FUZEON which reached $64.3 million, an increase of 16 percent over global sales of FUZEON in the same period last year. All sales of FUZEON are recorded by F. Hoffmann-La Roche Ltd ("Roche"), Trimeris' collaborative partner.

For the three months ended March 31, 2007, the Company reported net income of $8.2 million, or $0.37 per share, compared with a net loss of $428,000, or ($0.02 per share) for the three months ended March 31, 2006.

During the quarter, the Company reached an agreement with Roche for the return to Trimeris of all rights to joint patents and other intellectual property related to next-generation HIV fusion inhibitor peptides including our lead candidate TRI-1144. As a result of this agreement, the Company accelerated revenue recognition for past milestone payments received from Roche into the first quarter of 2007 because our period of joint development has ended. These milestone payments were previously being amortized over the length of the joint research and development period of the next generation fusion inhibitor peptides or through December 2012. Also included in net income for the three months ended March 31, 2007 are expenses of $4.3 million for the reduction in workforce that occurred during the first quarter.

For the three months ended March 31, 2007, the Company reported Non-GAAP net income of $3.3 million, or $0.15 per share compared with a net loss of $1.5 million or ($0.07 per share) for the three months ended March 31, 2006. A reconciliation and explanation of the differences between GAAP and Non-GAAP earnings for this period are detailed in the table below.

Cash, cash equivalents and investment securities available-for-sale totaled $54.7 million at March 31, 2007, compared to $48.6 million at December 31, 2006.

"Quarter over quarter Trimeris has strengthened its financial position and improved its liquidity. We expect this trend to continue during 2007 and look forward to providing you with further updates as the year progresses. Also we are pleased to announce that we are advancing TRI-1144 as our lead candidate," said E. Lawrence Hill, acting President and Chief Operating Officer of Trimeris.

Reconciliations between GAAP and Non-GAAP earnings for the three months ended March 31, 2007 and 2006 are provided in the following table:
	Three Months Ended	Three Months Ended
	March 31, 2007 [in thousands except per share amounts] (unaudited)	March 31, 2006 [in thousands except per share amounts] (unaudited)
Net income (loss) (GAAP)	$ 8,151	$ (428)
Diluted net income (loss) per share (GAAP)	$ 0.37	$ (0.02)
Milestone Revenue [1]	(9,208)	(1,056)
Charge related to the reduction in workforce [2]	4,344	--
Net income (loss) excluding milestone revenue and charges related to reduction in workforce (Non- GAAP)	$ 3,287	$ (1,484)
Diluted net income (loss) per share (Non-GAAP)	$ 0.15	$ (0.07)

[1] On March 13, 2007, the Company entered into an agreement with Roche that amended the terms of the Research Agreement. Under this agreement, all rights and joint patents and other intellectual property rights to the next generation fusion inhibitor peptides falling under the Research Agreement, which includes our lead drug candidate, TRI-1144, reverted to Trimeris. As a result of this agreement, the Company accelerated revenue recognition for past milestone payments received from Roche into the first quarter of 2007 because our period of joint development has ended. These milestone payments were previously being amortized over the length of the joint research and development period of the next generation fusion inhibitor peptides or through December 2012.

[2] During the three months ended March 31, 2007, the Company recorded a charge to the Statement of Operations related to a reduction in workforce.

2007 Guidance / TRI-1144 Strategy

As a convenience to investors, Trimeris is providing its outlook for 2007. This outlook is based upon numerous assumptions, all of which are subject to certain risks and uncertainties. For a discussion of the risks and uncertainties associated with these forward-looking statements, please see the Trimeris Safe Harbor Statement below.

At this time, Trimeris reiterates its previous outlook that total, worldwide, net sales of FUZEON will show modest top-line growth in 2007 compared to 2006.

Now that Roche has agreed to return to Trimeris the rights to TRI-1144 and other intellectual property, the Company has assessed its options regarding further TRI-1144 development scenarios. Trimeris has decided to advance TRI-1144, as its lead candidate, to first-time-in-man studies as expeditiously as possible; the Company anticipates filing an Investigational New Drug Application (IND) in early 2008.

Trimeris forecasts 2007 operating expenses, both research and development and general and administrative costs, will be comparable to those incurred in 2006. This forecast takes into account Trimeris' sole responsibility for the development of TRI-1144 in 2007.

Conference Call

Trimeris will host a live conference call to discuss the first quarter 2007 financial results at 5:00 p.m. Eastern Time, today. To access the live call, please dial (800) 399-8403 (U.S.) or (706) 634-6565 (International). The conference ID number is 7683613. Telephone replay is available approximately two hours after the call through 11:59 p.m. Eastern Time, May 23, 2007. To access the replay, please call (800) 642-1687 (U.S.) or (706) 645-9291 (international). The conference ID number is 7683613. The information provided on the teleconference is only accurate at the time of the conference call, and Trimeris will take no responsibility for providing updated information.

Live audio of the conference call will be simultaneously broadcast over the Internet and will be available to members of the news media, investors and the general public. The webcast can be accessed by going to Trimeris' website, http://www.trimeris.com.

About Trimeris, Inc.

Trimeris, Inc. (Nasdaq: TRMS) is a biopharmaceutical company engaged in the development and commercialization of novel therapeutic agents for the treatment of viral disease. The core technology platform of fusion inhibition is based on blocking viral entry into host cells. FUZEON, approved in the U.S., Canada and European Union, is the first in a new class of anti-HIV drugs called fusion inhibitors. For more information about Trimeris, please visit the Company's website at http://www.trimeris.com.

Non-GAAP Financial Information

In addition to disclosing financial results calculated in accordance with Generally Accepted Accounting Principles ("GAAP"), we have included certain non-GAAP financial measures that exclude the charge related to the reduction in workforce and the recognition of milestone revenue. The Company believes that the presentation of results excluding the reduction in workforce and recognition of milestone revenue provides meaningful supplemental information regarding our financial results for the three months ended March 31, 2007 as compared to the three months ended March 31, 2006 because our financial statements for the three months ended March 31, 2006 did not include a charge related to a reduction in our workforce or an acceleration of the recognition of milestone revenue. We believe that this financial information is useful to management and investors in assessing our historical performance and results. The Company will use these non-GAAP financial measures when evaluating its financial results, as well as for internal planning and forecasting purposes. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for or superior to financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Trimeris Safe Harbor Statement
This document and any attachments may contain forward-looking information about the Company's financial results and business prospects that involve substantial risks and uncertainties. These statements can be identified by the fact that they use words such as "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially are the following: there is uncertainty regarding the success of research and development activities, regulatory authorizations and product commercializations; we are dependent on third parties for the sale, marketing and distribution of our drug candidates; the results of our previous clinical trials are not necessarily indicative of future clinical trials; and our drug candidates are based upon novel technology, are difficult and expensive to manufacture and may cause unexpected side effects. For a detailed description of these factors, see Trimeris' Form 10-K filed with the Securities and Exchange Commission on March 16, 2007 and its periodic reports filed with the SEC.

Trimeris, Inc.

Statements of Operations

[in thousands, except per share amounts]
	Three Months Ended March 31, (unaudited)
	2007	2006
Milestone revenue [1]	$ 9,208	$ 1,056
Royalty revenue	3,862	2,580
Collaboration income [2]	4,368	3,794
Total revenue and collaboration income	17,438	7,430

Operating expenses:

Research and development expense	3,097	5,180
General and administrative expense	6,539	3,156
Total operating expenses [3]	9,636	8,336

Operating income (loss)	7,802	(906)

Other income (expense)
Interest income	670	418
Gain on sale of equipment	2	--
Interest/accretion expense	(201)	(192)
Total other income	471	226

Income (loss) before income taxes and cumulative effect of change in accounting principle	8,273	(680)
Income tax provision	122	--
Income (loss) before cumulative effect of change in accounting principle	8,151	(680)
Cumulative effect of change in accounting principle	--	252

Net income (loss)	$ 8,151	$ (428)

Basic income (loss) per share before cumulative effect of accounting change	$ 0.37	$ (0.03)
Accounting change	--	0.01
Basic net income (loss) per share	$ 0.37	$ (0.02)

Diluted income (loss) per share before cumulative effect of accounting change	$ 0.37	$ (0.03)
Accounting change	--	0.01
Diluted net income (loss) per share	$ 0.37	$ (0.02)

Weighted average shares outstanding - basic	22,008	21,858

Weighted average shares outstanding - diluted	22,124	21,858

Notes:

[1] On March 13, 2007, the Company entered into an agreement with Roche that amended the terms of the Research Agreement. Under this agreement, all rights and joint patents and other intellectual property rights to the next generation fusion inhibitor peptides falling under the Research Agreement, which includes the lead drug candidate, TRI-1144, reverted to Trimeris. As a result of this agreement, the Company accelerated revenue recognition for past milestone payments received from Roche into the first quarter of 2007 because our period of joint development has ended.These milestone payments were previously being amortized over the length of the joint research and development period of the next generation fusion inhibitor peptides or through December 2012.

[2] Collaboration income represents our share of the net operating results from the sale of FUZEON in the United States and Canada under our collaboration agreement with Hoffmann-La Roche, Inc., our collaborative partner. These net operating results consist of net sales less cost of goods (gross margin), less selling and marketing expenses and other costs related to the sale of FUZEON.

[3] Included in operating expenses for the three months ended March 31, 2007 are expenses of $4.3 million for the reduction in workforce that occurred during the first quarter of 2007. Excluding these charges, operating expenses for the three months ended March 31, 2007, would have been $5.3 million.

Trimeris, Inc.

Condensed Balance Sheets

[$ in thousands]
	March 31, 2007 (unaudited)	December 31, 2006
Assets
Cash, cash equivalents and short-term investment securities available-for-sale	$ 54,679	$ 48,035
Other current assets	9,837	14,445
Total current assets	64,516	62,480
Property, furniture and equipment - net	2,165	2,160
Long-term investment securities available-for-sale	--	604
Total other assets	9,752	9,659
Total assets	$ 76,433	$ 74,903
Liabilities and Stockholders' Equity
Total current liabilities	$ 7,169	$ 8,907
Long term portion of deferred revenue	1,728	9,151
Accrued marketing costs	17,489	17,288
Accrued compensation - long-term	2,068	1,072
Other liabilities	715	713
Total liabilities	29,169	37,131

Total stockholders' equity	47,264	37,772
Total liabilities and stockholders' equity	$ 76,433	$ 74,903

FUZEON Net Sales

(Recognized by Roche, our collaborative partner)

[$ in millions]

	Three Months Ended March 31, (unaudited)
	2007	2006

United States and Canada	$ 29.3	$ 27.4
Rest of World	35.0	28.0
Worldwide Total	$ 64.3	$ 55.4

--end--